Exhibit 10.8

Colony Global Acquisition Corp.

515 South Flower Street, 44th Floor

Los Angeles, California 90071

[●], 2016

Colony Capital Investment Advisors, LLC

515 South Flower Street, 44th Floor

Los Angeles, California 90071

Re: Administrative Services Agreement

Gentlemen:

This letter will confirm our agreement that, commencing on the date the securities of Colony Global Acquisition Corp. (the “Company”) are first listed on the Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination and the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Colony Capital Investment Advisors, LLC, a Delaware limited liability company (“Colony Capital Investment Advisors”), an affiliate of our sponsor, Colony Global Acquisition, LLC, shall make available to the Company, at 515 South Flower Street, 44th Floor, Los Angeles, California 90071 (or any successor location or other existing office locations), certain office space, utilities, and general office, receptionist and secretarial support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Colony Capital Investment Advisors the sum of $10,000 per month on the Listing Date and continuing monthly thereafter.

Colony Capital Investment Advisors hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same letter agreement.

[Signature page follows]

Very truly yours,

COLONY GLOBAL ACQUISITION CORP.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

COLONY CAPITAL INVESTMENT ADVISORS, LLC

By:
Name:
Title:

[Signature Page to Administrative Agreement]